EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pinnacle Systems, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of Pinnacle Systems, Inc. of our report dated July 26, 2004, except as to note 15, which is as of August 25, 2004, with respect to the consolidated balance sheets of Pinnacle Systems, Inc. and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 2004, and the related financial statement schedule, which report appears in the June 30, 2004 annual report on Form 10-K of Pinnacle Systems, Inc.

As discussed in note 1 to the consolidated financial statements, effective July 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP

Mountain View, California

December 3, 2004